EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
USANA Health Sciences, Inc.:

We consent to the use of our reports dated March 17, 2015, with respect to the consolidated balance sheets of USANA Health Sciences, Inc. as of January 3, 2015 and December 28, 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 3, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2015, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
July 31, 2015